EXHIBIT 99.1

PRESS RELEASE
First Quarter 2014 Results

► Solid net triple-play growth, up 32% yoy, resulting in 47% of customers subscribing to triple-play;
► Adjusted EBITDA up 18% yoy to €237.8 million on substantially lower network operating and service costs, including lower handset subsidies and a €12.5 million nonrecurring benefit;
► FY outlook reiterated, expecting revenue growth trend to improve relative to the Q1 2014 run-rate.

The enclosed information constitutes regulated information as defined in the Royal Decree of 14 November 2007 regarding the duties of issuers of financial instruments which have been admitted for trading on a regulated market.

Mechelen, April 28, 2014 - Telenet Group Holding NV (“Telenet” or the “Company”) (Euronext Brussels: TNET) announces its unaudited consolidated results under International Financial Reporting Standards as adopted by the European Union (“EU IFRS”) for the three months ended March 31, 2014.

HIGHLIGHTS

•
Revenue of €416.8 million, up 3% yoy, impacted by substantially lower revenue from the sale of standalone handsets, temporary price promotions and only a partial benefit from the February 1, 2014 price increase;

•
Continued momentum for our leading triple-play bundles with 24,100 net triple-play subscribers added in Q1 2014, which was our best Q1 performance since 2009, despite the intensely competitive environment;

•
779,800 mobile postpaid subscribers at March 31, 2014 as a result of 29,300 net subscribers additions in Q1 2014 - improved mobile offerings in March, including free 4G access, should drive future growth;

•
Adjusted EBITDA(1) of €237.8 million, up 18% yoy, yielding a margin of 57.1%. Adjusted EBITDA growth was primarily driven by substantially lower costs associated with handset subsidies and included a nonrecurring €12.5 million benefit related to the settlement of certain operational contingencies. Excluding this impact, our Adjusted EBITDA growth reached 12% yoy in Q1 2014;

•
Accrued capital expenditures(2) of €70.0 million, representing around 17% of revenue, impacted by phasing of set-top box related capital expenditures and 10% lower capital expenditures for customer installations yoy;

•	Free Cash Flow(3) showed strong growth from a negative €10.0 million in Q1 2013 to €27.6 million in Q1 2014, driven by robust Adjusted EBITDA growth and an improvement in our working capital;

•
Successful refinancing of our Term Loans Q, R and T and €100.0 million Senior Secured Notes due 2016 extends average debt maturity profile at attractive market conditions with upsized Revolving Facility.

As of and for the three months ended	March 2014	March 2013	Change %

FINANCIAL HIGHLIGHTS (€ in millions, except per share amounts)

Revenue	416.8	405.6	3%
Operating Profit	147.6	102.0	45%
Net Profit	38.8	38.4	1%
Basic Earnings Per Share	0.34	0.34	—
Diluted Earnings Per Share	0.33	0.33	—
Adjusted EBITDA (1)	237.8	201.5	18%
Adjusted EBITDA margin %	57.1%	49.7%
Accrued Capital Expenditures (2)	70.0	95.8	-27%
Accrued Capital Expenditures as % of revenue	16.8%	23.6%
Free Cash Flow (3)	27.6	(10.0)	N.M.

OPERATIONAL HIGHLIGHTS (Total Services)

Total Cable TV	2,082,400	2,106,200	-1%
Analog Cable TV	573,300	673,100	-15%
Digital Cable TV	1,509,100	1,433,100	5%
Broadband internet	1,480,900	1,409,200	5%
Fixed telephony	1,088,400	987,700	10%
Mobile telephony	779,800	625,000	25%
Triple-play customers	979,400	878,700	11%
Services per customer relationship (4)	2.23	2.14	4%
ARPU per customer relationship (€ / month) (4) (5)	49.0	46.8	5%
N.M. - Not meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 2

(1)
EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. Adjusted EBITDA is defined as EBITDA before stock-based compensation and restructuring charges, and before operating charges or credits related to successful or unsuccessful acquisitions or divestures.  Operating charges or credits related to acquisitions or divestures include (i) gains and losses on the disposition of long-lived assets and (ii) due diligence, legal, advisory and other third-party costs directly related to the Company’s efforts to acquire or divest controlling interests in businesses. Adjusted EBITDA is an additional measure used by management to demonstrate the Company’s underlying performance and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure. A reconciliation of this measure to the most directly comparable EU IFRS measure is disclosed in Exhibit 1 on page 9.

(2)
Accrued capital expenditures are defined as additions to property, equipment and intangible assets, including additions from capital leases and other financing arrangements, as reported in the Company’s consolidated statement of financial position on an accrued basis.

(3)
Free Cash Flow is defined as net cash provided by the operating activities of Telenet’s continuing operations less (i) purchases of property and equipment and purchases of intangibles of its continuing operations, (ii) principal payments on vendor financing obligations, (iii) principal payments on capital leases (exclusive of network-related leases that were assumed in acquisitions), and (iv) principal payments on post acquisition additions to network leases, each as reported in the Company’s consolidated statement of cash flows. Free Cash Flow is an additional measure used by management to demonstrate the Company’s ability to service debt and fund new investment opportunities and should not replace the measures in accordance with EU IFRS as an indicator of the Company’s performance, but rather should be used in conjunction with the most directly comparable EU IFRS measure.

(4)
Customer relationships are equal to the sum of analog and digital basic cable TV subscribers on the Combined Network, including the network covered by the long-term lease with the pure intermunicipalities.

(5)
Average monthly revenue (ARPU) per revenue generating unit (RGU) and ARPU per customer relationship are calculated as follows: average total monthly recurring revenue (including revenue earned from carriage fees and set-top box rentals and excluding interconnection revenue, installation fees, mobile telephony revenue and set-top box sales) for the indicated period, divided by the average of the opening and closing RGU base or customer relationships, as applicable, for the period.

(6)
Net leverage ratio is calculated as per the 2010 Amended Senior Credit Facility definition, using net total debt, excluding (a) subordinated shareholder loans, (b) capitalized elements of indebtedness under the Clientele and Annuity Fees, (c) any finance leases entered into on or prior to August 1, 2007, and (d) any indebtedness incurred under the network lease entered into with the pure intermunicipalities up to a maximum aggregate amount of €195.0 million, divided by last two quarters’ Consolidated Annualized EBITDA.

Conference call - Telenet will host a conference call for institutional investors and analysts on April 28, 2014 at 2:00pm CET.
For dial-in details and webcast links, please visit: http://investors.telenet.be

Contacts
Investor Relations &
Corporate Communication:    Vincent Bruyneel - vincent.bruyneel@staff.telenet.be - Phone: +32 15 335 696
Investor Relations:        Rob Goyens - rob.goyens@staff.telenet.be - Phone: +32 15 333 054
Thomas Deschepper - thomas.deschepper@staff.telenet.be - Phone: +32 15 366 645
Press & Media Relations:    Stefan Coenjaerts - stefan.coenjaerts@staff.telenet.be - Phone: +32 15 335 006

About Telenet - Telenet is a leading provider of media and telecommunication services. Its business comprises the provision of cable television, high speed internet and fixed and mobile telephony services, primarily to residential customers in Flanders and Brussels. In addition, Telenet offers services to business customers across Belgium under the brand Telenet for Business. Telenet is listed on the Euronext Brussels Stock Exchange under the ticker symbol TNET and is part of the BEL20 stock market index.

Additional Information - Additional information on Telenet and its products can be obtained from the Company’s website http://www.telenet.be. Further information regarding the operating and financial data presented herein can be downloaded from the investor relations pages of this website. The Company’s Consolidated Annual Report 2013 as well as unaudited condensed consolidated interim financial statements and presentations related to the financial results for the three months ended March 31, 2014 have been made available on the investor relations pages of the Company’s website (http://investors.telenet.be).

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995 - Various statements contained in this document constitute “forward-looking statements” as that term is defined under the U.S. Private Securities Litigation Reform Act of 1995. Words like “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expects,” “estimates,” “projects,” “positioned,” “strategy,” and similar expressions identify these forward-looking statements related to our financial and operational outlook, dividend policy and future growth prospects, which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from those contemplated, projected, forecasted, estimated or budgeted whether expressed or implied, by these forward-looking statements. These factors include: potential adverse developments with respect to our liquidity or results of operations; potential adverse competitive, economic or regulatory developments; our significant debt payments and other contractual commitments; our ability to fund and execute our business plan; our ability to generate cash sufficient to service our debt; interest rate and currency exchange rate fluctuations; the impact of new business opportunities requiring significant up-front investments; our ability to attract and retain customers and increase our overall market penetration; our ability to compete against other communications and content distribution businesses; our ability to maintain contracts that are critical to our operations; our ability to respond adequately to technological developments; our ability to develop and maintain back-up for our critical systems; our ability to continue to design networks, install facilities, obtain and maintain any required governmental licenses or approvals and finance construction and development, in a timely manner at reasonable costs and on satisfactory terms and conditions; our ability to have an impact upon, or to respond effectively to, new or modified laws or regulations; our ability to make value-accretive investments; and our ability to sustain or increase shareholder distributions in future periods. We assume no obligation to update these forward-looking statements contained herein to reflect actual results, changes in assumptions or changes in factors affecting these statements.

Financial Information - The consolidated annual financial statements of Telenet Group Holding as of and for the year ended December 31, 2013 have been prepared in accordance with EU IFRS unless otherwise stated and are available on the Company’s website.

Non-GAAP measures - Adjusted EBITDA and Free Cash Flow are non-GAAP measures as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. For related definitions and reconciliations, see the Investor Relations section of the Liberty Global plc website (http://www.libertyglobal.com/). Liberty Global plc is the Company’s controlling shareholder.

This document has been released on April 28, 2014 at 7:00am CET

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Commenting on the results, John Porter, Telenet's Chief Executive Officer, stated:

“We can look back at another solid quarter, both in terms of operational performance as well as the growth we delivered on our core financial metrics. Our strategy to offer our customers an amazing customer experience over our advanced network resulted in 57,100 net subscriber additions for our advanced fixed services of digital TV, broadband internet and fixed telephony in the first quarter. Since the launch of our simplified all-in-one triple-play bundles in June last year, we have seen a noticeable acceleration in the level of net triple-play subscriber additions and this trend remained visible in the first quarter as we continue to attract new customers directly on triple-play and have proven successful in upselling existing subscribers to “Whop” and “Whoppa”. During the first quarter, we attracted 24,100 net triple-play subscribers, which was the best first quarter performance since 2009 despite the intensely competitive environment, and was up 32% compared to the first quarter of 2013. The total number of triple-play subscribers grew 11% yoy and reached 979,400 at March 31, 2014. As a result, 47% of our customer base now subscribes to our triple-play services compared to 42% a year ago.

During 2013, we have witnessed a slowdown in the pace of net mobile postpaid subscriber additions on the back of an intensely competitive environment, including price reductions by all of our direct competitors, and our shifted focus towards more cost-effective subscriber acquisitions. However, we still added 29,300 net mobile postpaid subscribers in our service area in the first quarter. In March, we laid the foundations for future growth as we improved our mobile line-up and made 4G services available free of charge for our mobile subscribers. We are particularly excited about the launch of our “King Supersize” option through which customers can double the specs of their “King” rate plan for an additional €5 per month.

For the first three months of the year, we generated revenue of €417 million, up 3% yoy. Our top line growth rate was impacted by substantially lower revenue from the sale of standalone handsets, for which we generally earn a small margin, and temporary price promotions on our ”Rex” and “Rio” premium pay television packages. In addition, the February 1 price increase on certain fixed services only provided a benefit during the final two months of the quarter. Compared to the first quarter of 2013, we incurred significantly lower costs associated with handset subsidies as a result of our focus on more cost-effective mobile subscriber additions. Consequently, we recorded a robust 18% yoy improvement in our Adjusted EBITDA to €238 million in the first quarter of 2014, which included a nonrecurring benefit of €13 million following the settlement of certain operational contingencies. Excluding this benefit, our Adjusted EBITDA was up 12%, yielding a margin of 54.1%, which represented our best quarterly achievement since the introduction of our “King” and “Kong” mobile rate plans in June 2012. Accrued capital expenditures reached €70 million, representing approximately 17% of our revenue in the quarter and were impacted by phasing of set-top box related capital expenditures and lower capital expenditures for customer installations. Finally, our Free Cash Flow performance in the quarter of €28 million greatly improved relative to last year when we incurred a negative Free Cash Flow of €10 million. This was primarily driven by robust Adjusted EBITDA growth and favorable working capital movements.

Having ended the first three months of the year, we reconfirm our full year outlook. Relative to the first quarter, we expect our top line growth rate to improve sequentially as the February 1 price increase will have a greater benefit, supplemented by lower price promotions in the second quarter. Given our shifted focus towards more cost-effective mobile subscriber acquisitions beginning in the second quarter of last year, we anticipate our Adjusted EBITDA growth to decelerate sequentially as the prior year period already reflected lower costs incurred on handset subsidies. Still, we continue to target healthy top line and Adjusted EBITDA growth of 6-7% and 5-6%, respectively. Accrued capital expenditures are expected to represent between 20-21% of our revenue for the full year, as the first quarter was impacted by lower set-box related capital expenditures and phasing. Finally, we continue to forecast a healthy Free Cash Flow between €230-240 million.

In conjunction with the announcement of our full year results mid-February, we announced the start of a €50 million share buy-back program to be implemented over a three-month period. In the first quarter, we repurchased approximately half of the shares authorized under the program for an aggregate amount of €23 million. Despite these targeted share repurchases, our net leverage ratio improved from 4.0x at December 31, 2013 to 3.8x at March 31, 2014. Together with the extended Revolving Facility of €321 million, this provides for ample cash flow flexibility. In absence of acquisitions and/or a significant change in our business model, the board of directors remains committed to assess additional shareholder remuneration in the course of 2014.”

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1 Operational highlights

IMPORTANT REPORTING CHANGES

Reclassification of basic digital cable television subscribers: Effective April 1, 2013, Telenet reclassified 166,400 digital cable television subscribers to analog cable television subscribers to reflect a change in the definition of basic digital cable television subscribers. As of Q2 2013, Telenet’s analog cable television subscriber base also includes subscribers who may use a purchased set-top box or other means to receive its basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“basic digital cable subscriber”). For comparative reasons, Telenet has retroactively applied the change to the prior year periods.

1.1    Multiple-play

OVERVIEW & MULTIPLE-PLAY

Telenet yielded solid operational results for the first quarter of 2014 as we added 57,100 net subscribers to our advanced fixed services of digital TV, broadband internet and fixed telephony. As in recent quarters, we enjoyed robust net subscriber growth for both our fixed telephony service and our leading triple-play bundles following the launch of our triple-play bundles “Whop” and “Whoppa” in June 2013. We attracted 24,100 net triple‐play subscribers, which was our best Q1 result since 2009, resulting in 979,400 triple-play subscribers at March 31, 2014 (+11% year-on-year). We now have 47% of our customer relationships subscribing to our triple-play services compared to 42% at March 31, 2013. We still have a large single‐play customer base, representing 24% of our overall customer base at March 31, 2014, which we are focused on upselling to our advanced services and bundled propositions. The progress in our multiple-play strategy can also be derived from the number of services customers receive from us. At March 31, 2014, our customers subscribed to an average of 2.23 services, up 4% compared to Q1 2013 when our bundling ratio was 2.14 (excluding mobile telephony in both cases).

As of March 31, 2014, we served 2,082,400 customer relationships, which represented approximately 72% of the 2,899,400 homes passed by our network. As of March 31, 2014, all of our 2,082,400 customer relationships subscribed to our basic cable television services, 1,480,900 subscribed to our broadband internet services and 1,088,400 subscribed to our fixed telephony services. We also had 779,800 mobile postpaid subscribers as of March 31, 2014. In addition, approximately 72% of our basic cable television subscribers had upgraded to the higher ARPU digital TV platform. At March 31, 2014, and excluding our mobile RGUs, we provided 4,651,700 services, a 3% increase compared to the prior year period.

ARPU PER CUSTOMER RELATIONSHIP

The ARPU per customer relationship, which excludes our mobile telephony revenue and certain other types of revenue, is one of our key operational metrics as we aim to obtain a larger share of our customers’ spending on telecommunication, media and entertainment services. The ARPU per customer relationship amounted to €49.0 for the first three months of 2014, up €2.2, or 5%, compared to the prior year period when the ARPU per customer relationship yielded €46.8. Relative to recent quarters, the growth in the ARPU per customer relationship accelerated as it is no longer impacted by bundle discounts related to mobile subscriber growth after we harmonized headline prices for our “King” and “Kong” mobile rate plans for both new and existing cable subscribers in November 2013.

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1.2    Broadband internet

Our broadband internet subscriber base amounted to 1,480,900 RGUs as of March 31, 2014, with 16,000 net subscriber additions in Q1 2014. At March 31, 2014, 51.1% of the homes serviceable from our leading HFC network subscribed to one of our broadband internet products as compared to 49.0% at the end of Q1 2013. With the introduction of our new simplified triple-play bundles “Whop” and “Whoppa”, we have further improved our competitive positioning as all new broadband internet customers enjoy download speeds of between 60 Mbps and 120 Mbps, exceeding the base tier download speeds of our direct competitors. We have deployed over 1 million active WiFi Homespots and operate approximately 1,500 WiFi homespots in public areas. Through our partnership with the Walloon cable operator VOO, our broadband internet customers can freely use the VOO WiFi Homespots in Wallonia and Brussels and vice versa. In Q1 2014, annualized churn for our broadband internet service was 7.4%, which was broadly stable compared to Q1 2013.

1.3    Fixed telephony

We experienced continued strong growth in fixed telephony subscribers driven by the successful repositioning of our multiple-play bundles and the availability of attractively-priced flat-fee rate plans including a free option to call all mobile networks in Belgium during evenings and weekends. Our innovative VoIP app “Triiing” adds value to our fixed telephony proposition as it operates through any WiFi connection worldwide, creating the potential to significantly reduce roaming costs abroad for our customers. The number of registered devices using “Triiing” continued its upward trend and increased to 175,000 at March 31, 2014. In Q1 2014, we achieved 23,400 net fixed telephony customer additions, resulting in 1,088,400 fixed telephony subscribers at March 31, 2014 (+10% year-on-year). Fixed telephony penetration expanded to 37.5% of homes passed by our network despite lower mobile pricing and the intensely competitive environment. In Q1 2014, annualized churn for our fixed telephony service was 7.3%, which was down significantly from 8.5% in the prior year period.

1.4    Mobile telephony

We continued our value-focused marketing strategy in Q1 2014, resulting in substantially lower costs associated with handset sales and subsidies compared to the prior year period. Still, we recorded a solid increase of 29,300 net mobile telephony subscribers in Q1 2014, resulting in 779,800 postpaid subscribers at March 31, 2014. Compared to both the prior year period and the preceding quarter, our mobile ARPU in Q1 2014 contracted by 15% and 7%, respectively, and reached €26.5 (including interconnection). This contraction was primarily driven by discount allocation impacts from the harmonization of our mobile tariffs for both new and existing customers in November 2013.

In March 2014, we improved our mobile line-up by introducing the “King Supersize” option, which provides customers with twice as many minutes, text messages and data as a regular “King” tariff plan for an additional €5 per month. Priced at €20 per month, we believe “King Supersize” provides a compelling value proposition. We also made our high-end “Kong” offer more attractive by reducing headline prices (for both new and existing subscribers) from €50 per month to €45 per month while expanding the usage limits for data, messaging and voice specifications. As of March 31, 2014, our mobile telephony subscribers also get free access to 4G. We believe these improvements will drive future subscriber growth.

1.5    Television

1.5.1    Digital & Premium Television

At March 31, 2014, we served 1,509,100 digital TV customers (+5% year-on-year) as we added 17,700 net digital TV subscribers over the first three months of 2014. As of March 31, 2014, approximately 72% of our basic cable television subscribers were generating incremental ARPU on our interactive digital TV platform. In addition, our digital TV subscribers can also extend their TV experience beyond the traditional TV screen, to their smartphones, tablets,

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laptops or desktops via “Yelo TV”, which had 419,000 users as of March 31, 2014. In February 2014, we extended our current cooperation agreement with VRT, the largest public broadcaster in Flanders, and at the end of March 2014, we signed a new cooperation agreement with MEDIALAAN, the largest commercial broadcaster in Flanders. Both these agreements, running until 2017, regulate the live and delayed television rights between both parties and as a consequence we will be able to improve our “Yelo TV” product offering in the near term by adding catch-up features and including additional commercial channels amongst others. Our subscription video-on-demand packages, “Rex” and “Rio”, which provide unlimited access to a wide selection of content for a fixed monthly charge, had nearly 103,800 customers as of March 31, 2014, which was up 55% quarter-on-quarter driven by our attractive temporary price promotions amongst others.

At the end of March 2014, 205,800 customers subscribed to our pay television sports channels, representing an increase of 4% as compared to the prior year period. We are currently able to broadcast all league fixtures of the Belgian football championship, including certain fixtures on a non-exclusive basis. We have also successfully secured the exclusive broadcasting rights for the UK Premier League through the 2015-2016 season. As a result, we continue to offer the most exciting and most renowned domestic and international football leagues on our Sporting Telenet pay TV platform. In February 2014, the Jupiler Pro League decided to appoint MP & Silva as a global advisor for the sale of Belgian football broadcasting rights for the next six seasons, starting at the end of July 2014. We expect a formal auction process to be launched in the next few weeks.

1.5.2    Basic Cable Television

Subscribers to total basic analog and digital cable television services amounted to 2,082,400 at March 31, 2014 compared to 2,092,500 at December 31, 2013. Over the first three months of 2014, we experienced a net organic loss of 10,100 basic cable TV subscribers. The sequentially higher churn was largely attributable to the increased copyright fees since February 1, 2014. Still, we believe our net organic loss rate, which remained broadly stable compared to early 2013, represents a solid achievement given the intensely competitive environment, characterized by the availability of other digital platforms in our market and increased competition mainly from low-end offers.

The aforementioned organic loss excludes migrations to our digital television platform and represents customers churning to competitors’ platforms, such as other digital television providers and satellite operators, or customers terminating their television service or having moved out of our service footprint. Given the historically high level of cable penetration in our footprint, the limited expansion of the number of homes passed and strong competition in the TV market, we anticipate further churn of basic cable TV subscribers, offset by further growth in multiple‐play subscribers, generating a higher ARPU relative to the basic cable TV ARPU.

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2	Financial highlights

2.1    Revenue

For the first three months of 2014, we generated revenue of €416.8 million, marking a 3% increase compared to the prior year period when we produced revenue of €405.6 million. All of our revenue growth in the quarter was organic and driven by continued growth in our residential broadband internet business as a result of both solid RGU growth and the partial benefit from the selective price increase in February 2014, and a growing contribution from our mobile activities. Our top line growth rate decelerated compared to the preceding quarter as we recorded substantially lower revenue from the sale of standalone handsets, for which we generally earn a small margin. Furthermore, our revenue growth rate in the quarter was impacted by temporary price promotions on our premium pay television packages “Rex” and “Rio”, while the full impact from the February 2014 price will not be realized until the second quarter.

BASIC CABLE TELEVISION

Our basic cable television revenue, which represents the monthly fee paid by our basic cable TV subscribers for the analog and digital channels they receive in the basic tier, amounted to €79.9 million in Q1 2014. The negative impact from the decrease in our active subscriber base was more than offset by higher revenue from copyright fees following the price increase in February 2014. As we pay these copyright fees directly to copyright collection agencies for certain content provided by the public broadcasters, the aforementioned increase does not benefit our Adjusted EBITDA.

PREMIUM CABLE TELEVISION

Our premium cable television revenue represents the revenue generated by our digital cable television subscribers on top of the basic cable television revenue described above and includes amongst others recurring set-top box rental revenue and the revenue generated by our thematic channels, movies and sports pay television channels and our VOD platform. In Q1 2014, our premium cable television business generated revenue of €58.0 million, representing a 3% decrease compared to the prior year period. Higher set-top box rental revenue and subscription revenue in the quarter was more than offset by a growing proportion of bundle discounts following the repositioning of our triple-play bundles in June 2013 and the aforementioned temporary discounts for “Rex” and “Rio”. With the recent launch of our revamped subscription VOD packages and our increased focus to provide the best entertainment experience to our customers, we believe that our premium cable television revenue will yield higher growth rates in the future.

DISTRIBUTORS/OTHER

Distributors/Other revenue primarily includes (i) set‐top box sales revenue, (ii) cable television activation and installation fees, and (iii) third‐party sales and stand‐alone mobile handset sales. Distributors/Other revenue reached €12.8 million in Q1 2014, which was €6.7 million lower than the €19.5 million we recorded in Q1 2013. The 34% year-on-year revenue decrease was primarily driven by substantially lower revenue from the sale of stand-alone handsets for which we generally earn a low margin, and lower carriage fees.

RESIDENTIAL BROADBAND INTERNET

The residential broadband internet revenue generated by our residential and small business broadband internet RGUs totaled €128.0 million in Q1 2014 and was up 14% compared to the prior year period when we recorded residential broadband internet revenue of €112.3 million. Our revenue growth was driven by a solid 5% growth in our RGU base, the more favorable allocation of revenue from our “Whop” and “Whoppa” bundles compared to our previous triple-play bundles, and the partial benefit from the aforementioned price increase as from February 2014.

RESIDENTIAL TELEPHONY

Our residential telephony revenue includes the recurring subscription‐based revenue from both our fixed and mobile telephony subscribers as well as the interconnection revenue generated by these customers. Our residential telephony revenue in Q1 2014 reached €114.6 million, up 2% compared to the prior year period. Our residential fixed telephony revenue was €54.2 million in Q1 2014 with a solid 10% subscriber increase offset by a growing proportion

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of bundle discounts and lower usage-related revenue following the success of our “FreePhone Europe” flat-fee rate plans. Our residential mobile telephony revenue yielded €60.4 million, including €19.2 million of interconnection revenue, up 11% compared to the prior year period driven by continued growth in the number of postpaid subscribers. As expected, the pace of our residential mobile telephony revenue growth continued to decelerate compared to preceding quarters as the prior year period already reflected higher revenue from mobile telephony following the successful June 2012 launch of our “King” and “Kong” rate plans and the discount allocation impacts of the harmonization of our mobile prices for existing and new subscribers that occurred in November 2013.

BUSINESS SERVICES

Revenue generated by our business customers on all coax‐related products is allocated to one of the aforementioned revenue lines and is not captured within Telenet for Business, our business services division. The revenue reported under business services relates to the revenue generated on non‐coax products, including fiber and leased DSL lines, our carrier business, as well as value‐added services such as hosting and managed security. Telenet for Business generated revenue of €23.5 million in Q1 2014, which was up 3% compared to the prior year period when our business operations yielded revenue of €22.8 million. The negative impact from changes in the way we recognize certain upfront fees was more than offset by higher revenue from carrier services for mobile and security-related revenue.

2.2    Expenses

In Q1 2014, our total operating expenses totaled €269.2 million, reflecting an 11% decrease compared to the prior year period when we incurred total operating expenses of €303.6 million. Slightly higher employee benefit expenses and advertising, sales and marketing expenses in the quarter were more than offset by a 22% decrease in our network operating and service costs as we incurred significantly lower costs associated with handset sales and subsidies in Q1 2014 as compared to the prior year period, lower depreciation and amortization charges and lower costs related to share based compensation. Our total operating expenses in Q1 2014 also reflected a €12.5 million favorable impact from the settlement of certain operational contingencies, without which our total operating expenses would have shown a 7% year-on-year decrease primarily driven by lower costs associated with handset sales and subsidies.

•
Employee benefits increased 4% from €36.7 million in Q1 2013 to €38.2 million in Q1 2014 as a result of the 1% mandatory wage indexation for all of our employees as from January 2014 and modest growth in our employee base, reflecting the continued growth of our operations.

•
Depreciation and amortization, including gains and losses on disposal of property and equipment and other intangible assets, reached €88.5 million in Q1 2014 compared to €93.6 million in Q1 2013. The 5% year-on-year decrease primarily reflected the extension to the expected useful life of the latest generation of set‐top boxes and certain network infrastructure components.

•
Network operating and service costs, which include all of our direct expenses such as costs related to handset sales and subsidies, interconnection, programming, copyrights, call center and network‐related expenses, continued to represent the largest portion of our total operating expenses. Compared to Q1 2013, our network operating and service costs decreased €30.9 million, or 22%, from €140.2 million to €109.3 million in Q1 2014, primarily as a result of significantly lower costs associated with handset sales and subsidies. Furthermore, our network operating and service costs in Q1 2014 reflected a nonrecurring €12.5 million favorable impact from the settlement of certain operational contingencies, without which our network operation and service costs would have shown a 13% year-on-year decrease.

•
Advertising, sales and marketing expenses of €16.3 million in Q1 2014 were up 3% compared to the prior year period and reflected amongst others our efforts to boost the penetration of our “Rex” and “Rio” pay television packages within our digital cable TV subscriber base.

•
Our other costs, including operating charges related to acquisitions or divestitures, amounted to €16.0 million in Q1 2014 compared to €11.3 million in Q1 2013 and included amongst other business-supporting corporate advisory and legal fees.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 9

Our operating expenses represented approximately 65% of our revenue in Q1 2014 as compared to approximately 75% in Q1 2013. Excluding the nonrecurring benefit from the aforementioned settlements, our operating expenses represented approximately 68% of revenue. The relative decrease compared to the prior year period was primarily driven by lower costs associated with handset sales and subsidies in Q1 2014 as a result of our continued focus on more cost-effective mobile subscriber acquisitions.

Cost of services provided as a percentage of our revenue reached approximately 51% in Q1 2014 as compared to approximately 60% in Q1 2013. Excluding the nonrecurring benefit from the aforementioned settlements, cost of services provided reached approximately 54% of our revenue in Q1 2014, reflecting substantially lower costs associated with handset sales and subsidies relative to Q1 2013. Selling, general and administrative expenses represented approximately 14% of our overall revenue in Q1 2014 as compared to approximately 15% in the prior year period. Slightly higher employee benefit expenses and advertising, sales and marketing expenses were more than offset by lower expenses related to share based compensation.

2.3    Adjusted EBITDA and operating profit

For the first three months of 2014, we realized Adjusted EBITDA of €237.8 million, up 18% compared to the prior year period when we produced Adjusted EBITDA of €201.5 million. Our corresponding Adjusted EBITDA margin reached 57.1% in the quarter and was up sharply from 49.7% in Q1 2013 despite margin pressure from the continued growth of our lower margin mobile telephony business. Our Adjusted EBITDA in Q1 2014 reflected a €12.5 million favorable impact from the settlement of certain operational contingencies. Excluding this nonrecurring impact, our Adjusted EBITDA in the quarter was up 12% year-on-year and yielding a margin of 54.1%, which represented the highest margin we achieved since the June 2012 launch of our mobile rate plans “King” and “Kong”. The robust year-on-year growth in our Adjusted EBITDA was primarily driven by substantially lower costs associated with handset subsidies relative to Q1 2013, while we maintained overall control on our overhead expenses. As we started focusing on more cost-effective mobile subscriber acquisitions beginning in Q2 2013, we anticipate our Adjusted EBITDA growth rate to decelerate in the coming quarters relative to the performance realized in Q1 2014.

Exhibit 1: Reconciliation between Adjusted EBITDA and total profit for the period (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2014	2013	Change %

Adjusted EBITDA	237.8	201.5	18%
Adjusted EBITDA margin	57.1%	49.7%

Share based compensation	(0.9)	(5.9)	-85%
Operating charges related to acquisitions and divestitures	(0.8)	—	N.M.

EBITDA	236.1	195.6	21%

Depreciation, amortization and impairment	(88.5)	(93.6)	-5%

Operating profit	147.6	102.0	45%

Net Finance expense	(89.1)	(46.8)	90%
Other income	0.2	—	N.M.
Income tax expense	(19.9)	(16.8)	18%

Profit for the period	38.8	38.4	1%
N.M. - Not Meaningful

We generated operating profit of €147.6 million in Q1 2014, up 45% compared to the prior year period when our operating profit reached €102.0 million. Excluding the aforementioned nonrecurring benefit from the settlement of certain operational contingencies, our operating profit was up a solid 32% on the back of substantially lower costs related to handset sales and subsidies, lower expenses related to share based compensation and lower depreciation and amortization charges.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 10

2.4    Net result

FINANCE INCOME AND EXPENSES

In Q1 2014, our net finance expenses totaled €89.1 million compared to €46.8 million of net finance expenses incurred in Q1 2013. The 90% year-on-year increase in our net finance expenses was primarily driven by a non-cash loss of €23.1 million on our interest rate derivatives in Q1 2014, whereas the prior year period showed a non-cash gain on derivatives of €18.7 million. This related to changes in the fair value of our derivative instruments, primarily because of a downward shift in the euro swap curve. Interest income and foreign exchange gain was €0.2 million in Q1 2014, reflecting lower average interest rates on our deposits and investments. Interest expenses, foreign exchange loss and other finance expenses reached €66.2 million in Q1 2014 and were broadly stable compared to the prior year period as our debt maturity profile remained unchanged compared to the prior year period. Please refer to Section 2.6 - Debt profile, cash balance and net leverage ratio for detailed information about our debt maturity profile.

INCOME TAXES

We recorded income tax expense of €19.9 million in Q1 2014 compared to income tax expense of €16.8 million in Q1 2013, representing an 18% increase year-on-year.

NET INCOME

We earned net income of €38.8 million in Q1 2014, which was broadly stable compared to the €38.4 million we achieved in the prior year period. Excluding the change in the fair value of our derivatives in both periods and the nonrecurring benefit from the settlement of certain operational contingencies in Q1 2014, our net income would have been €49.4 million and €19.7 million in Q1 2014 and Q1 2013, respectively.

2.5    Cash flow and liquidity

NET CASH FROM OPERATING ACTIVITIES

Our operating activities yielded net cash of €150.9 million in Q1 2014, representing a strong increase of 66% compared to the prior year period when our net cash from operating activities reached €91.0 million. Slightly higher cash interest expenses were more than offset by robust Adjusted EBITDA growth we achieved in Q1 2014. Furthermore, our working capital improved substantially relative to the prior year period as a result of our new working capital policy.

NET CASH USED IN INVESTING ACTIVITIES

We used €119.3 million of net cash in investing activities in Q1 2014, up 20% year-on-year. The cash used in investing activities comprised the cash payments for our capital expenditures, including the cash payment of €11.8 million for the Belgian football broadcasting rights, net of the proceeds received from other operators and broadcasters using a portion of these rights. This amount covered the final payment for the current season, which is the last season under the current contract. Please refer to Section 2.7 - Capital expenditures for detailed information about the underlying accrued capital expenditures.

FREE CASH FLOW

Free Cash Flow for the first three months of 2014 was €27.6 million, representing a strong increase compared to the prior year period when we generated negative Free Cash Flow of €10.0 million. Free Cash Flow growth in the quarter was driven by robust Adjusted EBITDA growth, which was somewhat offset by slightly higher cash interest expenses and a 20% increase in cash capital expenditures.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 11

NET CASH FROM FINANCING ACTIVITIES

Net cash used in financing activities was €29.6 million in Q1 2014 compared to net cash provided by financing activities of €0.8 million in Q1 2013. The evolution of our net cash used in financing activities in Q1 2014 primarily reflected: (i) the repurchase of approximately 509,600 shares under the Share Repurchase Program 2014 for an aggregate amount of €23.0 million, and (ii) €6.6 million related to capital lease repayments and other financial payments. Under the Share Repurchase Program 2014, which remains effective until May 13, 2014 included, the Company may acquire up to 1.1 million shares for a maximum consideration of €50.0 million.

2.6    Debt profile, cash balance and leverage ratio

DEBT PROFILE

As of March 31, 2014, we carried a total debt balance (including accrued interest) of €3,874.8 million, of which €1,404.6 million principal amount is owed under our 2010 Amended Senior Credit Facility, €1,300.0 million principal amount is related to the four Notes issued in 2010 and 2011, and €700.0 million principal amount relates to the Senior Secured Fixed Rate Notes due 2022 and 2024 issued in August 2012. Our total debt balance at March 31, 2014 also included €45.9 million for the outstanding portion of the 3G mobile spectrum including accrued interest. The remainder primarily represents the capital lease obligations associated with the Interkabel Acquisition.

DEBT OVERVIEW AND PAYMENT SCHEDULES

The table below provides an overview of our debt instruments and payment schedule at March 31, 2014.

Exhibit 2: Debt maturity table as of March 31, 2014 (pre refinancing)

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	March 31, 2014
	(in millions of euro)
2010 Amended Senior Credit Facility:
Term Loan Q	431.0	431.0	—	July 31, 2017	Floating - 1-month Euribor + 3.25%	Monthly
Term Loan R	798.6	798.6	—	July 31, 2019	Floating - 1-month Euribor + 3.625%	Monthly
Term Loan T	175.0	175.0	—	December 31, 2018	Floating - 1-month Euribor + 3.50%	Monthly
Revolving Credit Facility	158.0	—	158.0	December 31, 2016	Floating - 1-month Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€100 million Senior Secured Notes due 2016	100.0	100.0	—	November 15, 2016	Fixed - 5.30%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3-month Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,562.6	3,404.6	158.0

On March 24, 2014, we announced an extension offer for Term Loans Q, R and T under the existing 2010 Amended Senior Credit Facility and the redemption of the 5.3% Senior Secured notes due 2016. Please refer to Section 3.3 - Subsequent events.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 12

CASH BALANCE AND AVAILABILITY OF FUNDS

At March 31, 2014, we held €216.1 million of cash and cash equivalents, which was broadly stable compared to our cash balance of €214.1 million at December 31, 2013. The net cash generated by our operating activities was offset by seasonally higher cash interest expenses in the first quarter due to semi-annual cash interest payments on certain Senior Secured Notes, a final €11.8 million cash payment for the remaining leg of the current Belgian football season and €23.0 million spent under the Share Repurchase Program 2014. Under the 2010 Amended Senior Credit Facility, we had full access to the additional committed Revolving Facility of €158.0 million at March 31, 2014, subject to compliance with the covenants mentioned below, with availability up to and including December 31, 2016.

NET LEVERAGE RATIO

As of March 31, 2014, the outstanding balance of our 2010 Amended Senior Credit Facility and outstanding cash balance resulted in a Net Total Debt to Consolidated Annualized EBITDA ratio of 3.8x compared to 4.0x at December 31, 2013. Although we have already executed roughly half of our Share Repurchase Program 2014 during Q1 2014, our net leverage ratio slightly improved as a result of the strong growth recorded in our Consolidated Annualized EBITDA. Our current net leverage ratio is significantly below the covenant of 6.0x and the availability test of 5.0x.

2.7    Capital expenditures

Accrued capital expenditures reached €70.0 million for the first three months of 2014, representing approximately 17% of our revenue. Compared to the prior year period, our accrued capital expenditures showed a substantial decrease of 27% as the prior year period was impacted by the extension of the UK Premier League football broadcasting rights for three seasons, starting August 2013. Under EU IFRS, these broadcasting rights have been capitalized as intangible assets and are being amortized on a pro‐rata basis as the seasons progress.

Set-top box related capital expenditures decreased substantially from €17.7 million in Q1 2013 to €1.7 million in Q1 2014 as we reduced our set-top box inventory levels in the beginning of the year. In Q1 2014, set-top box related capital expenditures reached approximately 2% of our total accrued capital expenditures. Capital expenditures for customer installations totaled €17.3 million in Q1 2014, or approximately 25% of total accrued capital expenditures, compared to €19.3 million in Q1 2013. The 10% year-on-year decline in our customer installations capital expenditures mirrored a lower level of net new subscriber growth for our advanced fixed services as compared to last year, while we continued to benefit from efficiencies as customers increasingly opted for self-installation.

Accrued capital expenditures for network growth and upgrades increased 17% from €18.8 million in Q1 2013 to €22.0 million in Q1 2014, and represented approximately 31% of total accrued capital expenditures. The higher spending versus the prior year period was primarily driven by targeted investments in our core network and IP backbone, offset by relatively lower spending on node-splitting as we already reached an average of approximately 550 homes per node at March 31, 2014. As not all homes passed by our HFC network subscribe to our broadband internet services, the number of connected homes per node approximated 280 at March 31, 2014. The remainder of our accrued capital expenditures included refurbishments and replacements of network equipment, sports content acquisition costs, and recurring investments in our IT platform and systems. These reached €29.0 million in Q1 2014 compared to €40.0 million in Q1 2013 as the prior year period was impacted by the extension of the UK Premier League football broadcasting rights, as mentioned above.

This implies that approximately 58% of our accrued capital expenditures for the first three months of 2014 were scalable and subscriber growth related. Going forward, we will continue to closely monitor our capital expenditures in order to make sure that they drive incremental returns.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 13

3    Outlook and other information

3.1    Outlook for the year 2014

Having completed the first three months of 2014, we reconfirm our full year outlook as provided on February 13, 2014. Relative to the first quarter, we expect our top line growth rate to improve sequentially as the February 1 price increase will have a greater benefit, supplemented by lower price promotions in the second quarter. Given our shifted focus towards more cost-effective mobile subscriber acquisitions beginning in the second quarter of last year, we anticipate our Adjusted EBITDA growth to decelerate sequentially as the prior year period already reflected lower costs incurred on handset subsidies. Still, we continue to target healthy top line and Adjusted EBITDA growth of 6-7% and 5-6%, respectively. Accrued capital expenditures are expected to represent between 20-21% of our revenue for the full year, as the first quarter was impacted by lower set-box related capital expenditures and phasing. Finally, we continue to forecast a healthy Free Cash Flow between €230-240 million. Our projected Free Cash Flow for the full year 2014 assumes that the tax payment on our 2013 tax return will not occur until early 2015.

Exhibit 3: Outlook FY 2014

Outlook FY 2014
(as presented on February 13, 2014)
Revenue growth	6 - 7%
Adjusted EBITDA growth	5 - 6%
Accrued capital expenditures, % of revenue	20 - 21% (1)
Free Cash Flow	€230 - €240 million (2)
(1) Excluding the impact from the potential extension of the Belgian football broadcasting rights.
(2) Assuming the tax payment on our 2013 tax return will not occur until early 2015 and a flat evolution of cash interest expenses.

3.2    Shareholder remuneration

For 2014, the board of directors has authorized a €50.0 million share buy-back program and will evaluate additional shareholder disbursements in the course of 2014. Under the Share Repurchase Program 2014, the Company may acquire up to 1.1 million own shares for a maximum consideration of €50.0 million during a period of three months, effective February 13, 2014. During the first three months of 2014, approximately 509,600 own shares were repurchased under this program for a total consideration of €23.0 million. Through April 25, 2014, a total of 887,105 shares have been repurchased under the Share Repurchase Program 2014 for an aggregate amount of €39.2 million. The Share Repurchase Program 2014 is intended to end on May 13, 2014. At the occasion of the Extraordinary General Shareholders Meeting (EGM) on April 30, 2014, the Company intends to seek a new 5-year authorization to acquire up to 20% of the Company’s outstanding shares.

We remain committed to deliver attractive and sustainable shareholder value in line with our long‐term Net Total Debt to Consolidated Annualized EBITDA ratio. This methodology provides for an optimal balance between growth, shareholder returns and attractive access to capital markets. We aim to achieve this leverage target through potential value-accretive acquisitions and/or investments to support future business growth and cash returns to shareholders, strong Free Cash Flow generation and a further optimization of our financing structure. The execution of our leverage model will allow for continued cash returns to shareholders on a long‐term basis. In absence of acquisitions and/or a significant change in our business model, excess cash will be returned to shareholders.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 14

3.3    Subsequent events

•	Refinancing of certain Term Loans and Senior Secured Notes due 2016 - extension of Revolving Facility

On March 24, 2014, Telenet International Finance S.à r.l. (“Telenet International Finance”), a wholly owned subsidiary of the Company and which acts as the Group’s financing subsidiary, announced an extension offer for Term Loans Q, R and T under its existing 2010 Amended Senior Credit Facility and the redemption of its 5.3% Senior Secured notes due 2016 (“Facility N” under the existing 2010 Amended Senior Credit Facility). Holders of Term Loans Q, R and T were invited to extend their maturity to June 2022 in a new euro-denominated Term Loan W with a targeted size of €500.0 million. Proceeds of any new money raised to supplement non-rolled exposure was intended to be used to repay the 5.30% Senior Secured Notes due 2016 and existing Term Loans.

As a result of the aforementioned refinancing, Telenet International Finance issued a new €474.1 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Facility W”) due June 30, 2022 carrying a margin of 3.25% over Euribor. In addition, Telenet International Finance issued a new €882.9 million floating rate Term Loan under the 2010 Amended Senior Credit Facility (“Facility Y”) due June 30, 2023 carrying a margin of 3.50% over Euribor. The net proceeds of these new issuances, together with available cash and cash equivalents, will be used to fully redeem the outstanding amounts under Term Loans Q, R and T and the €100.0 million Senior Secured Notes due 2016. Consequently, the Company faces no debt amortizations prior to November 2020 and was able to extend the average maturity of its debt at attractive market conditions. The refinancing has been led by BNP Paribas Fortis, RBS and Scotiabank.

In addition, as part of the aforementioned refinancing, Telenet International Finance also launched an extension process for its existing Revolving Facility (“Facility S”) with maturity December 31, 2016 carrying a margin of 2.75% over Euribor. Lenders under the Revolving Facility were asked to renew and extend their commitments into a new Revolving facility (“Facility X”) with maturity September 30, 2020 carrying a margin of 2.75% over Euribor. As a result, Telenet International Finance has full access to a committed Revolving Facility of €321.4 million, being €35.4 million under “Facility S” (with availability up to December 31, 2016) and €286.0 million under “Facility X” (with availability up to September 30, 2020).

The table below provides an overview of our debt instruments and payment schedule post refinancing.

Exhibit 4: Debt maturity table post refinancing

	Total Facility as per	Drawn amount	Undrawn amount	Maturity Date	Interest rate	Interest payments due
	post refinancing
	(in millions of euro)
2010 Amended Senior Credit Facility:
Term Loan W	474.1	474.1	—	June 30, 2022	Floating - 1-month Euribor + 3.25%	Monthly
Term Loan Y	882.9	882.9	—	June 30, 2023	Floating - 1-month Euribor + 3.50%	Monthly
Revolving Credit Facility (Facility S)	35.4	—	35.4	December 31, 2016	Floating - 1-month Euribor + 2.75%	Not applicable
Revolving Credit Facility (Facility X)	286.0	—	286.0	September 30, 2020	Floating - 1-month Euribor + 2.75%	Not applicable

Senior Secured Fixed Rate Notes
€500 million Senior Secured Notes due 2020	500.0	500.0	—	November 15, 2020	Fixed - 6.375%	Semi-annually (May and Nov.)
€300 million Senior Secured Notes due 2021	300.0	300.0	—	February 15, 2021	Fixed - 6.625%	Semi-annually (Feb and Aug.)
€450 million Senior Secured Notes due 2022	450.0	450.0	—	August 15, 2022	Fixed - 6.25%	Semi-annually (Feb and Aug.)
€250 million Senior Secured Notes due 2024	250.0	250.0	—	August 15, 2024	Fixed - 6.75%	Semi-annually (Feb and Aug.)

Senior Secured Floating Rate Notes

€400 million Senior Secured Notes due 2021	400.0	400.0	—	June 15, 2021	Floating - 3-month Euribor + 3.875%	Quarterly (March, June, Sep. and Dec.)

Total notional amount	3,578.4	3,257.0	321.4

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 15

3.4    Procedures of the independent auditor

The statutory auditor, KPMG Bedrijfsrevisoren - Reviseurs d’Entreprises CVBA, represented by Götwin Jackers, has confirmed that their review procedures, which have been substantially completed, have not revealed any significant matters requiring adjustment of the condensed consolidated interim financial information included in this press release as of and for the three months ended March 31, 2014.

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 16

4    Telenet Group Holding NV – Consolidated operating statistics

As of and for the three months ended	March 2014	March 2013	Change %

Total Services

Homes passed - Combined Network	2,899,400	2,875,100	1%

Television
Analog Cable TV	573,300	673,100	-15%
Digital Cable TV	1,509,100	1,433,100	5%
Total Cable TV	2,082,400	2,106,200	-1%

Internet
Residential Broadband Internet	1,441,100	1,369,000	5%
Business Broadband Internet	39,800	40,200	-1%
Total Broadband Internet	1,480,900	1,409,200	5%

Telephony
Residential Telephony	1,074,000	974,200	10%
Business Telephony	14,000	13,500	4%
Total Telephony	1,088,000	987,700	10%

Mobile telephony (active customers)	779,800	625,000	25%

Total Services (excl. Mobile)	4,651,300	4,503,100	3%

Churn

Basic cable television	8.2%	8.7%
Broadband internet	7.4%	7.4%
Telephony	7.3%	8.5%

Customer relationship information - Combined Network

Triple-play customers	979,400	878,700	11%
Total customer relationships	2,082,400	2,106,200	-1%
Services per customer relationship	2.23	2.14	4%
ARPU per customer relationship (in € / month)	49.0	46.8	5%

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 17

5	Telenet Group Holding NV – Selected EU IFRS condensed consolidated interim financial statements

5.1	EU IFRS condensed consolidated interim statement of profit or loss and other comprehensive income (unaudited)

(€ in millions, except shares and per share amounts)	For the three months ended
	March 31,
	2014	2013	Change %

Profit for the period
Revenue

Basic cable television	79.9	79.0	1%
Premium cable television	58.0	60.1	-3%
Distributors / other	12.8	19.5	-34%
Residential broadband internet	128.0	112.3	14%
Residential telephony	114.6	111.9	2%
Business services	23.5	22.8	3%

Total Revenue	416.8	405.6	3%
Expenses
Cost of services provided	(212.0)	(241.9)	-12%
Gross Profit	204.8	163.7	25%
Selling, general & administrative expenses	(57.2)	(61.7)	-7%
Operating profit	147.6	102.0	45%
Finance income	0.2	19.6	-99%
Net interest income and foreign exchange gain	0.2	0.9	-78%
Net gain on derivative financial instruments	—	18.7	N.M.
Finance expenses	(89.3)	(66.4)	34%
Net interest expense, foreign exchange loss and other finance expenses	(66.2)	(66.4)	—%
Net loss on derivative financial instruments	(23.1)	—	N.M.
Net Finance expense	(89.1)	(46.8)	90%
Other income	0.2	—	N.M.
Profit before income tax	58.7	55.2	6%
Income tax expense	(19.9)	(16.8)	18%
Profit for the period	38.8	38.4	1%
Other comprehensive income for the period, net of income tax
Items that will not be reclassified to profit or loss
Remeasurements of defined benefit liability (asset)	(0.7)	—	N.M.
Other comprehensive loss for the period, net of income tax	(0.7)	—	N.M.
Total comprehensive income for the period	38.1	38.4	-1%

Profit attributable to:	38.8	38.4	1%
Owners of the Company	38.8	38.4	1%
Non-controlling interests	—	—	N.M.

Total comprehensive income for the period, attributable to:	38.1	38.4	-1%
Owners of the Company	38.1	38.4	-1%
Non-controlling interests	—	—	N.M.

Weighted average shares outstanding	115,354,884	113,558,583
Basic earnings per share	0.34	0.34
Diluted earnings per share	0.33	0.33

Expenses by Nature
Employee benefits	38.2	36.7	4%
Share based compensation	0.9	5.9	-85%
Depreciation	60.8	62.1	-2%
Amortization	14.4	20.2	-29%
Amortization of broadcasting rights	13.8	11.9	16%
Loss (gain) on disposal of property and equipment and other intangible assets	(0.5)	(0.6)	-17%
Network operating and service costs	109.3	140.2	-22%
Advertising, sales and marketing	16.3	15.9	3%
Other costs	15.2	11.3	35%
Operating charges related to acquisitions or divestitures	0.8	—	N.M.

Total Expenses	269.2	303.6	-11%
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 18

5.2    EU IFRS condensed consolidated interim statement of cash flows (unaudited)

(€ in millions)	For the three months ended
	March 31,
	2014	2013	Change %

Cash flows from operating activities
Profit for the period	38.8	38.4	1%
Depreciation, amortization and impairment and restructuring charges	88.5	93.6	-5%
Working capital changes and other non cash items	(20.0)	(44.7)	-55%
Income tax expense	19.8	16.8	18%
Net interest expense, foreign exchange loss and other finance expenses	66.0	65.5	1%
Net loss (gain) on derivative financial instruments	23.1	(18.7)	N.M.
Cash interest expenses and cash derivatives	(65.3)	(59.9)	9%

Net cash from operating activities	150.9	91.0	66%

Cash flows from investing activities
Purchases of property and equipment	(83.5)	(68.1)	23%
Purchases of intangibles	(36.9)	(31.7)	16%
Proceeds from sale of property and equipment	1.1	0.5	120%
Purchase of broadcasting rights for resale purposes	(5.5)	(6.8)	-19%
Proceeds from the sale of broadcasting rights for resale purposes	5.5	6.8	-19%

Net cash used in investing activities	(119.3)	(99.3)	20%

Cash flows from financing activities
Repurchase of own shares	(23.0)	—	N.M.
Other financing activities (incl. finance leases)	(6.6)	0.8	N.M.

Net cash from (used in) financing activities	(29.6)	0.8	N.M.

Net increase (decrease) in cash and cash equivalents
Cash at beginning of period	214.1	906.3	-76%
Cash at end of period	216.1	898.8	-76%

Net cash generated (used)	2.0	(7.5)	N.M.

Free Cash Flow
Net cash from operating activities	150.9	91.0	66%
Purchases of property and equipment	(83.5)	(68.1)	23%
Purchases of intangibles	(36.9)	(31.7)	16%
Principal payments on capital leases (excluding network-related leases assumed in acquisitions)	(1.2)	(1.2)	—
Principal payments on post acquisition additions to network leases	(1.7)	—	N.M.
Free Cash Flow	27.6	(10.0)	N.M.
N.M. - Not Meaningful

TELENET GROUP HOLDING NV - EARNINGS RELEASE FIRST QUARTER 2014 19

5.3    EU IFRS condensed consolidated interim statement of financial position (unaudited)

(€ in millions)	March 31,	December 31,	Change
	2014	2013

ASSETS
Non-current Assets:
Property and equipment	1,374.7	1,386.1	(11.4)
Goodwill	1,241.8	1,241.8	—
Other intangible assets	243.7	251.9	(8.2)
Deferred tax assets	97.3	82.1	15.2
Other assets	5.2	7.7	(2.5)
Total non-current assets	2,962.7	2,969.6	(6.9)

Current Assets:
Inventories	15.6	15.4	0.2
Trade receivables	130.9	118.7	12.2
Other current assets	84.3	83.8	0.5
Cash and cash equivalents	216.1	214.1	2.0
Total current assets	446.9	432.0	14.9

TOTAL ASSETS	3,409.6	3,401.6	8.0

EQUITY AND LIABILITIES
Equity:
Share capital	12.6	12.6	—
Share premium and other reserves	960.1	982.1	(22.0)
Retained loss	(2,427.1)	(2,465.9)	38.8
Remeasurements	(8.2)	(7.5)	(0.7)
Total equity attributable to owners of the Company	(1,462.6)	(1,478.7)	16.1
Non-controlling interests	8.6	8.3	0.3
Total equity	(1,454.0)	(1,470.4)	16.4

Non-current Liabilities:
Loans and borrowings	3,802.3	3,790.4	11.9
Derivative financial instruments	134.2	111.0	23.2
Deferred revenue	2.6	2.7	(0.1)
Deferred tax liabilities	114.1	109.4	4.7
Other liabilities	87.1	90.8	(3.7)
Total non-current liabilities	4,140.3	4,104.3	36.0

Current Liabilities:
Loans and borrowings	72.5	77.9	(5.4)
Trade payables	112.4	141.8	(29.4)
Accrued expenses and other current liabilities	301.5	340.6	(39.1)
Deferred revenue	77.6	79.0	(1.4)
Derivative financial instruments	39.7	39.9	(0.2)
Current tax liability	119.6	88.5	31.1
Total current liabilities	723.3	767.7	(44.4)

Total liabilities	4,863.6	4,872.0	(8.4)

TOTAL EQUITY AND LIABILITIES	3,409.6	3,401.6	8.0